EXHIBIT 22

                            EAGLE FOOD CENTERS, INC.
                                  SUBSIDIARIES




                               Eagle Pharmacy Co.

                             Milan Distributing Co.

                          Eagle Country Markets, Inc.

                                  BOGO'S, Inc.

                         Talon Insurance Company, Inc.